Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare reports FOURTH quarter 2025 results

AND PROVIDES 2026 GUIDANCE

Nashville, Tenn., January 27, 2026 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2025.

Key fourth quarter metrics (all percentage changes compare 4Q 2025 to 4Q 2024 unless otherwise noted):

•
Revenues increased 6.7 percent to $19.513 billion
•
Net income attributable to HCA Healthcare, Inc. increased 30.6 percent to $1.878 billion
•
Diluted earnings per share increased 44.6 percent to $8.14 per share, and diluted earnings per share, as adjusted, increased 28.8 percent to $8.01 per share
•
Adjusted EBITDA increased 10.8 percent to $4.114 billion
•
Cash flows from operating activities totaled $2.359 billion, compared to $2.559 billion in the fourth quarter of 2024
•
Same facility admissions increased 2.4 percent and same facility equivalent admissions increased 2.5 percent

"We finished 2025 with strong performance consistent with previous quarters. Our investments in network expansion, workforce development, and advancing clinical capabilities further strengthened the HCA Healthcare system. I want to thank our colleagues for their outstanding work, their dedication to our patients, and their unyielding commitment to our mission," said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the fourth quarter of 2025 totaled $19.513 billion, compared to $18.285 billion in the fourth quarter of 2024. Net income attributable to HCA Healthcare, Inc. totaled $1.878 billion, or $8.14 per diluted share, compared to $1.438 billion, or $5.63 per diluted share, in the fourth quarter of 2024. Results for the fourth quarter of 2025 include gains on sales of facilities of $41 million, or $0.13 per diluted share, primarily related to the sale of a hospital facility in Indiana. Results for the fourth quarter of 2024 included losses on sales of facilities of $195 million, or $0.59 per diluted share, primarily related to the pending sale of a hospital facility in California, which was completed in the second quarter of 2025.

For the fourth quarter of 2025, Adjusted EBITDA totaled $4.114 billion, compared to $3.712 billion in the fourth quarter of 2024. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

During the fourth quarter of 2024, the Company incurred additional expenses and experienced loss of revenues estimated at $200 million, or $0.60 per diluted share, associated with Hurricane Helene's impact on its North Carolina facilities, as well as from Hurricane Milton, which impacted certain facilities in Florida.

Same facility admissions increased 2.4 percent and same facility equivalent admissions increased 2.5 percent in the fourth quarter of 2025 compared to the prior year period. Same facility emergency room visits increased 0.5 percent in the fourth quarter of 2025 compared to the prior year period. Same facility inpatient surgeries were flat, and same facility outpatient surgeries declined 0.5 percent in the fourth quarter of 2025 compared to the same period of 2024. Same facility revenue per equivalent admission increased 2.9 percent in the fourth quarter of 2025 compared to the fourth quarter of 2024.

Year Ended December 31, 2025

Revenues for the year ended December 31, 2025 totaled $75.600 billion compared to $70.603 billion for the year ended December 31, 2024. Net income attributable to HCA Healthcare, Inc. was $6.784 billion, or $28.33 per diluted share, compared to $5.760 billion, or $22.00 per diluted share, for the year ended December 31, 2024. Results for the year ended December 31, 2025 include gains on sales of facilities of $37 million, or $0.12 per diluted share. Results for the year ended December 31, 2024 included gains on sales of facilities of $14 million, or $0.04 per diluted share.

For 2025, Adjusted EBITDA totaled $15.566 billion, compared to $13.882 billion in 2024. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2025, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.040 billion, total debt of $46.492 billion, and total assets of $60.720 billion. During the fourth quarter of 2025, capital expenditures totaled $1.489 billion, excluding acquisitions. Cash flows provided by operating activities in the fourth quarter of 2025 totaled $2.359 billion compared to $2.559 billion in the fourth quarter of 2024, and were impacted by approximately $1.3 billion of estimated tax payments that were deferred to the fourth quarter of 2025 due to IRS relief to taxpayers located in Tennessee as a result of severe weather in April 2025.

During the fourth quarter of 2025, the Company repurchased 5.432 million shares of its common stock at a cost of $2.558 billion. The Company had $750 million remaining under its repurchase authorization as of December 31, 2025. As of December 31, 2025, the Company had $5.779 billion of availability under its credit facilities (after giving effect to letters of credit and amounts reserved to backstop its commercial paper program).

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $10 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.78 per share on the Company’s common stock. The dividend will be paid on March 31, 2026 to stockholders of record at the close of business on March 17, 2026.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2026 Guidance

Today, the Company issued the following estimated guidance for 2026:

2026 Guidance Range
Revenues	$76.500 to $80.000 billion
Net Income Attributable to HCA Healthcare, Inc.	$6.495 to $7.035 billion
Adjusted EBITDA	$15.550 to $16.450 billion
EPS (diluted)	$29.10 to $31.50 per diluted share

Capital expenditures for 2026, excluding acquisitions, are estimated to range between $5.0 billion and $5.5 billion.

The Company’s guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding volume growth coupled with an anticipated mostly stable operating environment, payer mix, the impact of current and future health care public policy developments, including the estimated impact on health insurance exchanges from administrative reforms and the expiration of the enhanced premium tax credits, anticipated results from resiliency initiatives, as well as general business or economic conditions, including inflation and the impact of trade policies, including tariffs, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets. In addition, the Company’s guidance excludes the impact of future approvals that could impact reimbursement under certain state Medicaid directed and supplemental payments.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders' Meeting

The Company's 2026 annual stockholders' meeting will be held virtually on April 23, 2026 at 2:00 p.m. Central Time for stockholders of record as of February 23, 2026.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of December 31, 2025, HCA operated 190 hospitals and approximately 2,500 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 19 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2026, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic or business conditions nationally and regionally in our markets, including inflation, and the impact of trade policies, including changes in, or the imposition of, tariffs and/or trade barriers; changes in revenues resulting from declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, pharmaceuticals, supply chain or other expenditures; workforce disruptions; supply and pharmaceutical shortages and disruptions (including as a result of tariffs or geopolitical disruptions); and the impact of federal government shutdowns, holds on or cancellations of congressionally authorized spending and interruptions in the distribution of governmental funds, (2) the impact of current and future health care public policy developments and the implementation of new, and possible changes to existing, federal, state or local laws and regulations affecting the health care industry, including the expiration at the end of 2025 of enhanced premium tax credits (“EPTCs”) for eligible individuals purchasing insurance coverage through federal and state-based health insurance marketplaces, changes in the structure and administration of, and funding for, federal and state agencies and programs, and effects of the One Big Beautiful Bill Act (the “OBBBA”), (3) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and the potential for future deficit or other spending reduction legislation that may alter current spending reductions, which include cuts to Medicare payments, or impose additional spending reductions, (5) the ability to achieve operating and financial targets, develop and execute resiliency plans to offset to the extent possible impacts from the OBBBA, the expiration of EPTCs and tariffs, attain expected levels of patient volumes and revenues, and control the costs of providing services, (6) possible reductions or other changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs, Medicaid waiver programs and state directed payment arrangements, any of which may negatively impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience, (8) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (9) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (10) the highly competitive nature of the health care business, (11) changes in service mix, revenue mix and service volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (12) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (13) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (14) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (15) changes in accounting practices, (16) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of actual and potential cybersecurity incidents or security breaches involving us or our vendors and other third parties, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, including Hurricanes Milton and Helene, physical risks from changing global weather patterns or similar events beyond our control on our assets and activities and the communities we serve, (25) changes in U.S. federal, state, or foreign tax laws, interpretations of tax laws by taxing authorities, other standard setting bodies or judicial decisions, (26) changes to, and the timing and amount of future approvals (if any) of, state Medicaid directed and supplemental payments and (27) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2024 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2025		2024
	Amount	Ratio	Amount	Ratio
Revenues	$19,513	100.0%	$18,285	100.0%

Salaries and benefits	8,360	42.8	7,917	43.3
Supplies	2,977	15.3	2,793	15.3
Other operating expenses	4,087	20.9	3,873	21.2
Equity in earnings of affiliates	(25)	(0.1)	(10)	(0.1)
Depreciation and amortization	911	4.7	856	4.6
Interest expense	572	2.9	528	2.9
Losses (gains) on sales of facilities	(41)	(0.2)	195	1.1

	16,841	86.3	16,152	88.3

Income before income taxes	2,672	13.7	2,133	11.7

Provision for income taxes	509	2.6	447	2.5

Net income	2,163	11.1	1,686	9.2

Net income attributable to noncontrolling interests	285	1.5	248	1.3

Net income attributable to HCA Healthcare, Inc.	$1,878	9.6	$1,438	7.9

Diluted earnings per share	$8.14		$5.63

Shares used in computing diluted earnings per share (millions)	230.710		255.310

Comprehensive income attributable to HCA Healthcare, Inc.	$1,890		$1,429

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2025 and 2024

Unaudited

(Dollars in millions, except per share amounts)

	2025		2024
	Amount	Ratio	Amount	Ratio
Revenues	$75,600	100.0%	$70,603	100.0%

Salaries and benefits	32,859	43.5	31,170	44.1
Supplies	11,367	15.0	10,755	15.2
Other operating expenses	15,886	21.0	14,819	21.0
Equity in earnings of affiliates	(78)	(0.1)	(23)	—
Depreciation and amortization	3,523	4.6	3,312	4.7
Interest expense	2,248	3.0	2,061	2.9
Gains on sales of facilities	(37)	—	(14)	—

	65,768	87.0	62,080	87.9

Income before income taxes	9,832	13.0	8,523	12.1

Provision for income taxes	2,050	2.7	1,866	2.7

Net income	7,782	10.3	6,657	9.4

Net income attributable to noncontrolling interests	998	1.3	897	1.2

Net income attributable to HCA Healthcare, Inc.	$6,784	9.0	$5,760	8.2

Diluted earnings per share	$28.33		$22.00

Shares used in computing diluted earnings per share (millions)	239.495		261.806

Comprehensive income attributable to HCA Healthcare, Inc.	$6,866		$5,798

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	December 31,	September 30,	December 31,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,040	$997	$1,933
Accounts receivable	10,867	10,428	10,751
Inventories	1,652	1,734	1,738
Other	2,224	2,126	1,992
	15,783	15,285	16,414

Property and equipment, at cost	66,275	65,489	62,514
Accumulated depreciation	(35,134)	(34,921)	(33,100)
	31,141	30,568	29,414

Investments of insurance subsidiaries	485	573	569
Investments in and advances to affiliates	633	654	662
Goodwill and other intangible assets	10,293	10,275	10,093
Right-of-use operating lease assets	2,130	2,115	2,131
Other	255	277	230

	$60,720	$59,747	$59,513

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,659	$4,552	$4,276
Accrued salaries	2,525	2,294	2,304
Other accrued expenses	4,277	4,940	3,899
Short-term borrowings and long-term debt due within one year	4,889	6,110	4,698
	16,350	17,896	15,177

Long-term debt, less debt issuance costs and discounts of $436, $416 and $369	41,603	38,401	38,333
Professional liability risks	1,466	1,462	1,544
Right-of-use operating lease obligations	1,853	1,838	1,863
Income taxes and other liabilities	2,219	2,309	2,041

Stockholders' (deficit) equity:
Stockholders' deficit attributable to HCA Healthcare, Inc.	(6,027)	(5,335)	(2,499)
Noncontrolling interests	3,256	3,176	3,054
	(2,771)	(2,159)	555
	$60,720	$59,747	$59,513

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

Unaudited

(Dollars in millions)

	2025	2024
Cash flows from operating activities:
Net income	$7,782	$6,657
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(94)	(799)
Inventories and other assets	(154)	334
Accounts payable and accrued expenses	666	359
Depreciation and amortization	3,523	3,312
Income taxes	310	22
Gains on sales of facilities	(37)	(14)
Amortization of debt issuance costs and discounts	44	35
Share-based compensation	401	360
Other	195	248

Net cash provided by operating activities	12,636	10,514

Cash flows from investing activities:
Purchase of property and equipment	(4,944)	(4,875)
Acquisition of hospitals and health care entities	(397)	(266)
Sales of hospitals and health care entities	269	328
Change in investments	72	(115)
Other	12	(5)

Net cash used in investing activities	(4,988)	(4,933)

Cash flows from financing activities:
Issuances of long-term debt	8,474	7,495
Net change in short-term borrowings and revolving credit facilities	2,202	(1,880)
Repayment of long-term debt	(7,389)	(2,410)
Distributions to noncontrolling interests	(827)	(711)
Payment of debt issuance costs	(79)	(67)
Payment of dividends	(679)	(690)
Repurchase of common stock	(10,067)	(6,042)
Other	(185)	(277)

Net cash used in financing activities	(8,550)	(4,582)

Effect of exchange rate changes on cash and cash equivalents	9	(1)

Change in cash and cash equivalents	(893)	998
Cash and cash equivalents at beginning of period	1,933	935

Cash and cash equivalents at end of period	$1,040	$1,933

Interest payments	$2,207	$1,938
Income tax payments, net	$1,740	$1,844

HCA Healthcare, Inc.

Operating Statistics

	Fourth Quarter		For the Year Ended December 31,
	2025	2024	2025	2024
Operations:
Number of Hospitals	190	190	190	190
Number of Freestanding Outpatient Surgery Centers*	121	124	121	124
Licensed Beds at End of Period	50,436	49,985	50,436	49,985
Weighted Average Beds in Service	42,985	42,705	42,901	42,633

Reported:
Admissions	576,839	559,170	2,297,065	2,236,595
% Change	3.2%		2.7%
Equivalent Admissions	1,038,269	1,007,623	4,107,152	3,990,085
% Change	3.0%		2.9%
Revenue per Equivalent Admission	$18,794	$18,146	$18,407	$17,695
% Change	3.6%		4.0%
Inpatient Revenue per Admission	$19,847	$19,737	$19,690	$19,050
% Change	0.6%		3.4%
Patient Days	2,708,663	2,691,710	10,913,076	10,826,574
% Change	0.6%		0.8%
Equivalent Patient Days	4,875,907	4,850,820	19,512,580	19,314,608
% Change	0.5%		1.0%
Inpatient Surgery Cases	136,961	135,643	545,405	540,704
% Change	1.0%		0.9%
Outpatient Surgery Cases	264,401	263,832	1,022,812	1,024,998
% Change	0.2%		-0.2%
Emergency Room Visits	2,511,009	2,498,429	9,946,962	9,789,265
% Change	0.5%		1.6%
Outpatient Revenues as a Percentage of Patient Revenues	39.7%	37.9%	38.4%	37.8%
Average Length of Stay (days)	4.696	4.814	4.751	4.841
Occupancy**	72.0%	71.7%	73.1%	72.7%

Same Facility:
Admissions	566,249	553,200	2,254,279	2,203,778
% Change	2.4%		2.3%
Equivalent Admissions	1,008,489	984,143	3,987,820	3,894,076
% Change	2.5%		2.4%
Revenue per Equivalent Admission	$18,708	$18,175	$18,314	$17,587
% Change	2.9%		4.1%
Inpatient Revenue per Admission	$19,875	$19,747	$19,704	$19,010
% Change	0.6%		3.7%
Inpatient Surgery Cases	134,971	134,945	537,419	535,414
% Change	0.0%		0.4%
Outpatient Surgery Cases	258,540	259,964	997,001	1,001,773
% Change	-0.5%		-0.5%
Emergency Room Visits	2,467,175	2,455,474	9,762,017	9,589,292
% Change	0.5%		1.8%

* Excludes freestanding endoscopy centers (31 centers at December 31, 2025 and 26 centers at December 31, 2024).

** Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Fourth Quarter		For the Year Ended December 31,
	2025	2024	2025	2024
Revenues	$19,513	$18,285	$75,600	$70,603

Net income attributable to HCA Healthcare, Inc.	$1,878	$1,438	$6,784	$5,760
Losses (gains) on sales of facilities (net of tax)	(31)	149	(28)	(11)
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,847	1,587	6,756	5,749
Depreciation and amortization	911	856	3,523	3,312
Interest expense	572	528	2,248	2,061
Provision for income taxes	499	493	2,041	1,863
Net income attributable to noncontrolling interests	285	248	998	897

Adjusted EBITDA (a)	$4,114	$3,712	$15,566	$13,882

Adjusted EBITDA margin (a)	21.1%	20.3%	20.6%	19.7%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$8.14	$5.63	$28.33	$22.00
Losses (gains) on sales of facilities	(0.13)	0.59	(0.12)	(0.04)
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$8.01	$6.22	$28.21	$21.96

Shares used in computing diluted earnings per share (millions)	230.710	255.310	239.495	261.806

(a)
Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2026 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2026
	Low	High
Revenues	$76,500	$80,000

Net income attributable to HCA Healthcare, Inc. (a)	$6,495	$7,035
Depreciation and amortization	3,705	3,775
Interest expense	2,330	2,420
Provision for income taxes	2,010	2,160
Net income attributable to noncontrolling interests	1,010	1,060

Adjusted EBITDA (a) (b)	$15,550	$16,450

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$29.10	$31.50

Shares used in computing diluted earnings per share (millions)	223.500	223.500

The Company's forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)
The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)
Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our healthcare facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.